Exhibit 99.1

SIGNET JEWELERS REPORTS FOURTH QUARTER AND FISCAL 2020 RESULTS

HAMILTON, Bermuda, March 26, 2020 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks (“fourth quarter Fiscal 2020”) and 52 weeks ("Fiscal 2020") ended February 1, 2020.
Fourth Quarter Fiscal 2020:

•	Same store sales grew 2.3% with North America same store sales up 2.9%[2]

•	GAAP diluted earnings per share (“EPS”) of $3.14, including the impact of restructuring charges and resolution of previously disclosed litigation

•	Non-GAAP diluted EPS of $3.67[1]
Fiscal 2020:

•	Same store sales grew 0.6%[2]

•	GAAP diluted EPS of $1.40, including the impact of a non-cash impairment charge related to goodwill and intangibles, restructuring charges, and resolution of previously disclosed litigation

•	Non-GAAP diluted EPS of $3.88[1]

•	Operating cash flow of $555.7 million and free cash flow of $419.4 million[1]

	Fiscal Q4'20	Fiscal Q4'19	Fiscal 2020	Fiscal 2019
Revenue ($ in millions)	$2,153.3	$2,154.7	$6,137.1	$6,247.1
Same store sales % change(2)	2.3%	(2.0)%	0.6%	(0.1)%
GAAP
Operating income (loss)	$223.2	$(83.5)	$158.3	$(764.6)
Operating income (loss) as % of sales	10.4%	(3.9)%	2.6%	(12.2)%
GAAP Diluted EPS	$3.14	$(2.25)	$1.40	$(12.62)
Non-GAAP(1)
Operating income	$270.3	$241.3	$318.3	$275.1
Operating income as % of sales	12.6%	11.2%	5.2%	4.4%
Non-GAAP Diluted EPS	$3.67	$3.96	$3.88	$3.72
(1) See non-GAAP reconciliation page
(2) Same store sales include physical stores and eCommerce sales

Virginia C. Drosos, Chief Executive Officer, commented, “On behalf of the Signet team, our thoughts and prayers are with all those who are impacted by the COVID-19 pandemic. We have heartfelt appreciation and admiration for all who are working tirelessly to fight the spread of this disease.”

Ms. Drosos continued, “While it is difficult in the current environment to reflect on the past, it’s important to consider where we’ve been and look ahead with the expectation of recovery. Prior to this crisis, our Signet team delivered results ahead of expectations for the fourth quarter and Fiscal 2020. Moreover, we delivered our best overall holiday business performance in four years. As we entered Fiscal 2021, our momentum from holiday continued, including a strong Valentine’s Day selling period, validating that the strategic initiatives and investments we made in the first two years of our Path to Brilliance transformation are delivering results.

"What’s paramount now is that we are moving quickly and aggressively to strengthen Signet’s financial flexibility by reducing capital expenditures, driving transformational cost savings, and accelerating optimization of our real estate footprint. In addition, we have accessed $900 million from our revolving credit facility, suspended our common dividend, and elected to pay the May quarterly dividend on the preference shares in kind rather than in cash.  In line with our Customer First and Omni-channel strategies, we are prioritizing choiceful digital investments, including advancing our e-commerce experience and enabling a more flexible fulfillment model. We believe the exceptional team, capabilities, and agility we have built through our Path to Brilliance transformation position us well to navigate these unprecedented business times and emerge with greater competitive advantages. I want to thank all of our team members for their continued commitment to each other, our customers, our shareholders and our company. Amidst all challenges, they are demonstrating remarkable compassion, courage, and creativity.”

	Change from previous year
Fourth Quarter Fiscal 2020	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	0.6%	(1.8)%	(1.2)%	—%	(1.2)%	$827.3
Zales	5.9%	(1.8)%	4.1%	—%	4.1%	$480.1
Jared	(2.0)%	(1.9)%	(3.9)%	—%	(3.9)%	$367.2
Piercing Pagoda	7.7%	(0.1)%	7.6%	—%	7.6%	$106.6
James Allen	32.6%	—%	32.6%	—%	32.6%	$84.2
Peoples	3.3%	(1.6)%	1.7%	1.1%	2.8%	$76.3
Regional banners	(7.5)%	(44.5)%	(52.0)%	0.2%	(51.8)%	$12.1
North America segment	2.9%	(2.4)%	0.5%	0.1%	0.6%	$1,953.8
International segment	(3.1)%	(3.2)%	(6.3)%	1.8%	(4.5)%	$186.2
Other(1)	na	(20.8)%	(20.8)%	—%	(20.8)%	$13.3
Signet	2.3%	(2.6)%	(0.3)%	0.2%	(0.1)%	$2,153.3

(1)	Includes sales from Signet’s diamond sourcing initiative.

	Change from previous year
Fiscal 2020	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	—%	(0.8)%	(0.8)%	—%	(0.8)%	$2,397.7
Zales	2.8%	(2.7)%	0.1%	—%	0.1%	$1,261.3
Jared	(2.5)%	(2.2)%	(4.7)%	—%	(4.7)%	$1,088.1
Piercing Pagoda	10.9%	(1.2)%	9.7%	—%	9.7%	$331.7
James Allen	12.0%	—%	12.0%	—%	12.0%	$250.6
Peoples	(0.9)%	(1.7)%	(2.6)%	(1.1)%	(3.7)%	$200.6
Regional banners	(10.7)%	(48.2)%	(58.9)%	—%	(58.9)%	$35.8
North America segment	1.1%	(2.4)%	(1.3)%	—%	(1.3)%	$5,565.8
International segment	(4.9)%	(2.7)%	(7.6)%	(2.5)%	(10.1)%	$518.0
Other(1)	na	84.4%	84.4%	—%	84.4%	$53.3
Signet	0.6%	(2.1)%	(1.5)%	(0.3)%	(1.8)%	$6,137.1

(1)	Includes sales from Signet’s diamond sourcing initiative.

	Fourth quarter Fiscal 2020		Fourth quarter Fiscal 2019
GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$259.9	13.3%	$(60.1)	(3.1)%
International segment	30.1	16.2%	31.0	15.9%
Other	(66.8)	nm	(54.4)	nm
Total GAAP operating income (loss)	$223.2	10.4%	$(83.5)	(3.9)%

	Fourth quarter Fiscal 2020		Fourth quarter Fiscal 2019
Non-GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$263.3	13.5%	$222.0	11.4%
International segment	30.1	16.2%	31.0	15.9%
Other	(23.1)	nm	(11.7)	nm
Total Non-GAAP operating income	$270.3	12.6%	$241.3	11.2%

Fourth Quarter Fiscal 2020 Financial Highlights:
Signet's total sales were $2.15 billion, down $1.4 million or down 0.1%, in the 13 weeks ended February 1, 2020 on a reported basis and down 0.3% on a constant currency basis. Total same store sales grew 2.3% year-over-year.
eCommerce sales were $299.9 million, up 15.1% year over year. eCommerce sales accounted for 13.9% of sales, up from 12.1% of sales in the prior year quarter. Brick and mortar same store sales grew 0.5%.
North America payment plan participation rate, including both credit and leasing sales, was 47.0% versus 50.1% in the prior year fourth quarter.
By operating segment:
North America

•	North America same store sales grew 2.9%, with eCommerce sales growth of 15.0%, and brick and mortar same store sales growth of 1.1%. Same store sales grew in all mall based banners.

•	Average transaction value ("ATV") decreased 0.5% and the number of transactions increased 3.4% driven by higher conversion in-store.

•
Bridal and fashion category sales grew on a same store sales basis reflecting strengthened product newness including new collections Center of Me and Marilyn Monroe. The Watches and Other categories declined on a same store sales basis.

International

•	International same store sales decreased 3.1%, with eCommerce sales growth of 15.8% offset by brick and mortar same store sales decline of 5.8%.

•	Average transaction value grew 1.6% and the number of transactions decreased 4.6%.

•	Sales declined across categories and continued to reflect a difficult operating environment in the UK.
Gross margin was $897.9 million, or 41.7% of sales, up 100 bps versus the prior year quarter. The gross margin rate reflected: 1) transformation cost savings, 2) the benefit of lapping an inventory write-down in the prior year fourth quarter, and 3) lower store occupancy costs inclusive of closed stores. In the current year quarter, a charge of $3.4 million was taken related to inventory that the Company previously discontinued as part of its transformation plan. Excluding this charge, non-GAAP gross margin was $901.3 million, or 41.9%, up 120 bps versus the prior year quarter.
SGA was $633.2 million, or 29.4% of sales, compared to $647.2 million, or 30.0% of sales in the prior year. Changes in SGA were driven by: 1) lower advertising spend with increased impressions, 2) lower store staff costs inclusive of closed stores, 3) the benefit of lapping a charge related to a regulatory matter in the prior year, and 4) higher incentive compensation.
GAAP operating income/(loss) was $223.2 million or 10.4% of sales, compared to $(83.5) million, or (3.9)% of sales in the prior year fourth quarter. The operating income change reflected: 1) the benefit of lapping prior year charges of $324.8 million, primarily related to goodwill, 2) transformation cost savings, 3) lower advertising, 4) a $33.2 million charge, net of expected insurance recoveries, related to the proposed settlement of previously disclosed litigation, and 5) higher incentive compensation.
Non-GAAP operating income was $270.3 million, or 12.6% of sales, compared to $241.3 million, or 11.2% of sales in prior year fourth quarter. Non-GAAP operating income excluded $13.9 million in restructuring charges related to the Path to Brilliance transformation plan and a $33.2 million charge, net of expected insurance recoveries, related to the proposed settlement of previously disclosed litigation.
The current quarter GAAP effective tax rate of 13.0% was primarily driven by pre-tax earnings mix by jurisdiction. The non-GAAP effective tax rate was 16.9% which was also primarily driven by pre-tax earnings mix by jurisdiction.
GAAP EPS was $3.14, including: 1) a $0.24 charge related to the Path to Brilliance transformation plan, 2) a $0.56 charge related to the resolution of previously disclosed litigation, and 3) tax impact of these items of $(0.28). Excluding these charges, EPS was $3.67 on a non-GAAP basis.
GAAP and Non-GAAP EPS in the quarter is based on non-GAAP net income before preferred dividends, with the preferred shares included in diluted share count due to the level of fourth quarter non-GAAP net income.

Fiscal 2020 Financial Highlights:
Signet's total sales were $6.1 billion, down $110.0 million or 1.8% in the year ended February 1, 2020 on a reported basis and down 1.5% on a constant currency basis. Total same store sales grew 0.6% year-over-year.
eCommerce sales were $750.4 million, up 10.0% year over year. eCommerce sales accounted for 12.2% of sales, up from 10.9% of sales in the prior year and more than doubling from the prior three year period. Brick and mortar same store sales declined 0.7%.
North America payment plan participation rate, including both credit and leasing sales, was 49.9% versus 51.7% in the prior year.

By operating segment:
North America

•	North America same store sales grew 1.1%, with eCommerce sales growth of 10.7% and brick and mortar same store sales decline of 0.2%.

•	Average transaction value increased 0.5% and the number of transactions increased 1.1%.

•
The percentage of sales from new merchandise increased during the year, including Center of Me and Love + Be LovedTM, somewhat offset by declines in legacy product. Bridal and fashion sales each increased on a same store sales basis while the Watches and Other categories declined on a same store sales basis.

International

•	International same store sales decreased 4.9%, with eCommerce sales growth of 2.7% offset by brick and mortar same stores sales decline of 5.9%.

•	Average transaction value was flat and the number of transactions decreased 5.1%.

•	Sales declined across categories and continued to reflect a difficult operating environment in the UK.

Balance Sheet and Statement of Cash Flows:
Net cash provided by operating activities for Fiscal 2020 was $555.7 million. Free cash flow for Fiscal 2020 was $419.4 million, a $300.7 million improvement versus prior year adjusted free cash flow of $118.7 million which excluded the proceeds of the sale of non-prime receivables.
Cash and cash equivalents were $374.5 million as of February 1, 2020, compared to $195.4 million at prior-year end.
Net inventories were $2.3 billion, down 2.3%, compared to $2.4 billion at the end of the prior year due to more effective inventory management.
Long-term debt was $515.9 million, down $133.7 million, compared to $649.6 million in the prior year period, primarily due to lower borrowing as a result of strong free cash flow generation.
Liquidity:
As a result of business disruption created by COVID-19, including temporary broadscale store closures, the Company is aggressively reducing overall capital expenditures, prioritizing digital investments to enhance its new and modernized eCommerce platform and provide a frictionless shopping experience for customers. This will include flexible fulfillment which unlocks store level inventory and enables buy online pick up in store. Inventory management will continue to be a strategic focus for the company. Transformational cost reductions include using data and analytics to drive marketing efficiencies, significantly reducing discretionary spend, implementing temporary reduced work hours and furloughs across store and Support Center teams, and lowering cash compensation for executives and the Board of Directors.
As a prudent measure to increase Signet’s financial flexibility and bolster its cash position, the Company elected to access an additional $900 million from its senior secured asset-based revolving credit facility. At the time of drawdown on March 19, the Company had more than $1.2 billion in cash and an additional $292 million available on this asset-based revolving credit facility.
The asset-based revolving credit facility is subject to a fixed charge coverage ratio if availability under the facility falls below 10% of the borrowing base or $100 million whichever is higher. The Company’s most recently reported borrowing base under the asset-based revolving credit facility is approximately $1.4 billion. The Company’s senior unsecured notes due in 2024 are not subject to financial covenants.

Quarterly Dividend:
Signet’s Board of Directors has elected to temporarily suspend the dividend program on the common shares and has elected to pay the May quarterly dividend on its preference shares in kind.

Outlook:
As previously disclosed, the Company is not providing Fiscal 2021 financial guidance at this time.

Conference Call:
A conference call is scheduled for March 26, 2020 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free Dial-in: 1-888-317-6003
International Dial-in: +1 412-317-6061
Access code: 7441943
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,200 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the impact of a public health crisis or disease outbreak, epidemic or pandemic, such as the recent novel coronavirus on Signet’s business; general economic or market conditions, financial market risks, or other factors that relate to us, including our ability to optimize Signet's transformation initiative; a decline in consumer spending or deterioration in consumer financial position; changes to regulations relating to customer credit, disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio sale due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; changes in our credit rating; potential regulatory changes, global economic conditions or other developments related to the United Kingdom’s exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet’s business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet’s relationships with suppliers and ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; the development and maintenance of Signet’s OmniChannel retailing and ability to increase digital sales; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet’s real estate footprint; the ability to satisfy the accounting requirements for “hedge accounting,” or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified sales associates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to a new financial reporting information technology system; security breaches and other disruptions to Signet’s information technology infrastructure and databases; and an adverse development in legal or regulatory proceedings or tax matters, any new regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in taxation laws, rules or practices in the US and jurisdictions in which Signet’s subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, business combination, major business or strategic initiative; risks relating to the outcome of pending litigation, including risks related to satisfaction of the conditions precedent for our pending securities class action settlement and timing and precise amount of the liability funding and related insurance reimbursement; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; the success of recent changes in Signet’s executive management team; or the impact of weather-related incidents, natural disasters or terrorism and acts of war on Signet’s business.
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see Item 1A, Risk Factors, and elsewhere in the Annual Report on Form 10-K. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Randi Abada
SVP Corporate Finance Strategy & Investor Relations
+1 330 668 3489
randi.abada@signetjewelers.com

Media:
Colleen Rooney
Chief Communications Officer
+1 330 668 5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1 330 668 5369
david.bouffard@signetjewelers.com

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the US (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash provided by operating activities, less purchases of property, plant, and equipment. Management considers adjusted free cash flow, defined as free cash flow excluding proceeds from the sale of the non-prime receivables, as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Adjusted free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow and adjusted free cash flow do not represent the residual cash flow available for discretionary expenditure.

(in millions)	Fiscal 2020	Fiscal 2019
Net cash provided by operating activities	$555.7	$697.7
Proceeds from sale of in-house finance receivables	—	445.5
Operating cash flow (excluding sale of in-house finance receivables)	$555.7	$252.2

(in millions)	Fiscal 2020	Fiscal 2019
Net cash provided by operating activities	$555.7	$697.7
Purchase of property, plant and equipment	(136.3)	(133.5)
Free cash flow	419.4	564.2
Proceeds from sale of in-house finance receivables	—	445.5
Adjusted Free cash flow (excluding sale of in-house finance receivables)	$419.4	$118.7

(in millions)	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019	Fiscal 2020	Fiscal 2019
Gross margin	$897.9	$877.8	$2,223.7	$2,160.8
Restructuring charges - cost of sales	3.4	(1.0)	9.2	62.2
Non-GAAP gross margin	$901.3	$876.8	$2,232.9	$2,223.0

(in millions)	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019	Fiscal 2020	Fiscal 2019
Selling, general and administrative expense	$(633.2)	$(647.2)	$(1,918.2)	$(1,985.1)
Charge related to regulatory resolution	—	11.0	—	11.0
Non-GAAP selling, general and administrative expense	$(633.2)	$(636.2)	$(1,918.2)	$(1,974.1)

(in millions)	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019	Fiscal 2020	Fiscal 2019
Total GAAP operating income (loss)	$223.2	$(83.5)	$158.3	$(764.6)
Charges related to transformation plan	13.9	27.1	79.1	125.9
Loss related to goodwill and intangible impairment	—	286.7	47.7	735.4
Loss related to sale of non-prime receivables	—	—	—	167.4
Charge related to shareholder settlement	33.2	—	33.2	—
Charge related to regulatory resolution	—	11.0	—	11.0
Total non-GAAP operating income	$270.3	$241.3	$318.3	$275.1

(in millions)	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019	Fiscal 2020	Fiscal 2019
North America segment GAAP operating income (loss)	$259.9	$(60.1)	$327.0	$(621.1)
Charges related to transformation plan	3.4	(1.0)	6.0	52.7
Loss related to goodwill and intangible impairment	—	283.1	47.7	731.80
Loss related to sale of non-prime receivables	—	—	—	160.4
North America segment non-GAAP operating income	$263.3	$222.0	$380.7	$323.8

(in millions)	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019	Fiscal 2020	Fiscal 2019
International segment GAAP operating income	$30.1	$31.0	$16.0	$12.9
Charges related to transformation plan	—	—	—	3.8
International segment non-GAAP operating income	$30.1	$31.0	$16.0	$16.7

(in millions)	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019	Fiscal 2020	Fiscal 2019
Other segment GAAP operating loss	$(66.8)	$(54.4)	$(184.7)	$(156.4)
Charges related to transformation plan	10.5	28.1	73.1	69.4
Loss related to goodwill impairment	—	3.6	—	3.6
Loss related to sale of non-prime receivables	—	—	—	7.0
Charge related to shareholder settlement	33.2	—	33.2	—
Charge related to regulatory resolution	—	11.0	—	11.0
Other segment non-GAAP operating loss	$(23.1)	$(11.7)	$(78.4)	$(65.4)

(in millions)	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019	Fiscal 2020	Fiscal 2019
GAAP effective tax rate	13.0%	14.8%	18.7%	18.1%
Charges related to transformation plan	0.6%	6.1%	(0.9)%	(3.7)%
Loss related to goodwill and intangible impairment	—%	31.1%	—%	(8.0)%
Loss related to sale of non-prime receivables	—%	—%	—%	(6.5)%
Charge related to regulatory resolution	—%	1.9%	—%	0.2%
Charge related to shareholder settlement	1.4%	—%	(0.4)%	—%
GAAP quarterly impact of annual tax benefit	1.9%	(53.4)%	—%	—%
Gain on extinguishment of debt	—%	—%	0.1%	—%
Non-GAAP effective tax rate	16.9%	0.5%	17.5%	0.1%

(in millions)	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019	Fiscal 2020	Fiscal 2019
GAAP Diluted EPS	$3.14	$(2.25)	$1.40	$(12.62)
Charges related to transformation plan	0.24	0.37	1.53	1.77
Loss related to goodwill and intangible impairment	—	4.78	0.92	12.26
Loss related to sale of non-prime receivables	—	—	—	2.11
Gain on extinguishment of debt	0.01	—	(0.12)	—
Charge related to regulatory resolution	—	0.20	—	0.20
Charge related to shareholder settlement	0.56	—	0.64	—
GAAP quarterly impact of annual tax benefit	(0.10)	0.86	—	—
Tax impact of above items	(0.18)	—	(0.49)	—
Non-GAAP Diluted EPS	$3.67	$3.96	$3.88	$3.72

Condensed Consolidated Income Statements (Unaudited)

(in millions, except per share amounts)	13 weeks ended February 1, 2020	13 weeks ended February 2, 2019	Fiscal 2020	Fiscal 2019
Sales	$2,153.3	$2,154.7	$6,137.1	$6,247.1
Cost of sales	(1,252.0)	(1,277.9)	(3,904.2)	(4,024.1)
Restructuring charges - cost of sales	(3.4)	1.0	(9.2)	(62.2)
Gross margin	897.9	877.8	2,223.7	2,160.8
Selling, general and administrative expenses	(633.2)	(647.2)	(1,918.2)	(1,985.1)
Credit transaction, net	—	—	—	(167.4)
Restructuring charges	(10.5)	(28.1)	(69.9)	(63.7)
Goodwill and intangible impairments	—	(286.7)	(47.7)	(735.4)
Other operating income (loss)	(31.0)	0.7	(29.6)	26.2
Operating income (loss)	223.2	(83.5)	158.3	(764.6)
Interest expense, net	(7.7)	(10.8)	(35.6)	(39.7)
Other non-operating income, net	(0.5)	0.3	7.0	1.7
Income (loss) before income taxes	215.0	(94.0)	129.7	(802.6)
Income taxes	(27.9)	(13.9)	(24.2)	145.2
Net income (loss)	$187.1	$(107.9)	$105.5	$(657.4)
Dividends on redeemable convertible preferred shares	(8.3)	(8.3)	(32.9)	(32.9)
Net income (loss) attributable to common shareholders	$178.8	$(116.2)	$72.6	$(690.3)

Earnings (loss) per common share:
Basic	$3.45	$(2.25)	$1.40	$(12.62)
Diluted	$3.14	$(2.25)	$1.40	$(12.62)
Weighted average common shares outstanding:
Basic	51.8	51.6	51.7	54.7
Diluted	59.5	51.6	51.8	54.7

Dividends declared per common share	$0.37	$0.37	$1.48	$1.48

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	February 1, 2020	February 2, 2019
Assets
Current assets:
Cash and cash equivalents	$374.5	$195.4
Accounts receivable	38.8	23.7
Other current assets	403.5	244.0
Income taxes	6.3	5.8
Inventories	2,331.7	2,386.9
Total current assets	3,154.8	2,855.8
Non-current assets:
Property, plant and equipment, net	741.9	800.5
Operating lease right-of-use assets	1,683.3	—
Goodwill	248.8	296.6
Intangible assets, net	263.8	265.0
Other assets	201.8	181.2
Deferred tax assets	4.7	21.0
Total assets	$6,299.1	$4,420.1
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$95.6	$78.8
Accounts payable	227.9	153.7
Accrued expenses and other current liabilities	697.0	502.8
Deferred revenue	266.2	270.0
Operating lease liabilities	338.2	—
Income taxes	27.7	27.7
Total current liabilities	1,652.6	1,033.0
Non-current liabilities:
Long-term debt	515.9	649.6
Operating lease liabilities	1,437.7	—
Other liabilities	116.6	224.1
Deferred revenue	731.5	696.5
Deferred tax liabilities	5.2	—
Total liabilities	4,459.5	2,603.2
Commitments and contingencies
Series A redeemable convertible preferred shares of $0.01 par value: 500 shares authorized, 0.625 shares outstanding	617.0	615.3
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 52.3 shares outstanding (2019: 51.9 outstanding)	12.6	12.6
Additional paid-in capital	245.4	236.5
Other reserves	0.4	0.4
Treasury shares at cost: 17.7 shares (2019: 18.1 shares)	(984.9)	(1,027.3)
Retained earnings	2,242.9	2,282.2
Accumulated other comprehensive loss	(293.8)	(302.8)
Total shareholders’ equity	1,222.6	1,201.6
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,299.1	$4,420.1

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)	Fiscal 2020	Fiscal 2019
Cash flows from operating activities:
Net income (loss)	$105.5	$(657.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	178.0	183.6
Amortization of unfavorable leases and contracts	(5.5)	(7.9)
Share-based compensation	16.9	16.5
Deferred taxation	21.5	(105.6)
Credit transaction, net	—	160.4
Goodwill and intangible impairments	47.7	735.4
Restructuring charges	25.9	84.9
Net gain on extinguishment of debt	(6.2)	—
Other non-cash movements	(4.3)	(3.4)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(15.2)	45.7
Proceeds from sale of in-house finance receivables	—	445.5
Decrease (increase) in other assets and other receivables	(184.2)	0.7
Decrease (increase) in inventories	48.8	(194.3)
Increase (decrease) in accounts payable	77.2	(78.5)
Increase (decrease) in accrued expenses and other liabilities	232.9	55.9
Change in operating lease assets and liabilities	(9.4)	—
Increase in deferred revenue	30.8	9.7
Increase in income taxes payable	0.6	10.9
Pension plan contributions	(5.3)	(4.4)
Net cash provided by operating activities	555.7	697.7
Investing activities
Purchase of property, plant and equipment	(136.3)	(133.5)
Proceeds from sale of assets	0.5	5.5
Purchase of available-for-sale securities	(13.3)	(0.6)
Proceeds from sale of available-for-sale securities	8.3	9.6
Net cash used in investing activities	(140.8)	(119.0)
Financing activities
Dividends paid on common shares	(77.4)	(79.0)
Dividends paid on redeemable convertible preferred shares	(31.2)	(31.2)
Repurchase of common shares	—	(485.0)
Proceeds from term and bridge loans	100.0	—
Repayments of term and bridge loans	(294.9)	(31.3)
Settlement of senior notes, including third party fees	(241.5)	—
Proceeds from revolving credit facilities	858.3	787.0
Repayments of revolving credit facilities	(588.3)	(787.0)
Payment of debt issuance costs	(9.3)	—
Borrowings of bank overdrafts	47.5	25.9
Other financing activities	(0.2)	(2.1)
Net cash used in financing activities	(237.0)	(602.7)
Cash and cash equivalents at beginning of period	195.4	225.1
Increase (decrease) in cash and cash equivalents	177.9	(24.0)
Effect of exchange rate changes on cash and cash equivalents	1.2	(5.7)
Cash and cash equivalents at end of period	$374.5	$195.4

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On February 1, 2020, Signet operated 3,208 stores totaling 4.6 million square feet of selling space. Compared to prior year, store count decreased by 126 and square feet of selling space decreased 2.7%.

Store count by banner	February 2, 2019	Openings	Closures	February 1, 2020
Kay	1,214	19	(46)	1,187
Zales	658	5	(33)	630
Peoples	123	1	(9)	115
Jared	256	3	(8)	251
Piercing Pagoda	574	10	(29)	555
Regional banners(1)	32	—	(13)	19
North America segment	2,857	38	(138)	2,757
H.Samuel	288	—	(17)	271
Ernest Jones	189	—	(9)	180
International segment	477	—	(26)	451
Signet	3,334	38	(164)	3,208

(1)	Includes one James Allen location.